PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is entered into as of September 1, 1997 to be effective as of September 1, 1997, by and between American Rivers Oil Company (AROC), a Wyoming corporation, and Kariton Terry Oil Company (KTOC), a Colorado corporation.

                                    RECITALS

WHEREAS, AROC desires to purchase KTOC's interest in the Sistersville Lease more fully described on Exhibit A, and;

WHEREAS, KTOC desires to sell its interest in the Sistersville Lease to AROC.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

                                    AGREEMENT

     1. AROC is acquiring all of KTOC's right, title, and interest, an undivided 50% Working Interest, under those certain oil and gas leases and the property described in Exhibit "A", attached hereto and incorporated herein by this reference, hereinafter referred to as the "Property."

     2. The Assignment of Oil and Gas Lease from KTOC to AROC shall be in a form and content as attached hereto as Exhibit "B" and shall be made without warranty whatsoever expressed, statutory or implied as to description, title, condition, quality, fitness for purpose, merchantability, or otherwise, except as to any claims which may be by, through or under KTOC. KTOC shall take such action and shall execute and deliver such deeds, conveyances, bills of sale, assignments, documents and instruments as may be necessarily or reasonably requested by AROC, whether prior or subsequent to Closing, in order to perfect and complete the purchase and sale of the Property as contemplated hereby If any Property offered hereunder is known to be erroneously described, the description will be corrected on proof of the proper description.

     3 The total consideration to be paid by AROC to KTOC for the purchase and sale of the Property shall be as follows: 1) $26,500 cash due and payable within 90 days of closing for proven producing reserves; 2) A note from AROC to KTOC for $25,000 for equipment that carries no interest rate, and is due and payable upon sale of the property or abandonment of the lease; and 3) Two notes for $20,000 each from AROC to KTOC that are contingent upon the drilling of the 2 proven undeveloped drillsites If the drillsites are drilled and completed, and if a well is capable of producing at least 200 MCFPD during on days of the first month subsequent to completion, then AROC will owe KTOC $20,000 per successful drillsite. The $20,000 notes will become effective in the month AROC first receives revenues from the drillsites. The notes will be amortized over 36 months equalling payments of $556 per month each (principal and interest).

     4. Examination and approval by AROC of all titles, abstracts, or notes to the Property and inspection of and a complete inventory of all physical assets contemplated to be transferred, as well as access to all data on file regarding the Property have been completed by AROC as of the date of this agreement.

     5. The purchase and sale of the Property shall be effective as of 7:00 a.m. September 1, 1997 ("Effective Date").

     6. The consummation of the transaction and closing, subject to all of the conditions mentioned herein, shall be held on Oct. 1, 1997 and at a time mutually agreeable to the parties in the office of AROC.

     7. AROC shali indemnify KTOC against any and all losses, claims, suits, liabilities and expenses arising with respect to the Property after Effective Date, and KTOC shall indemnify AROC against any and all losses, claims, suits, liabilities and expenses arising with respect to the Property prior to the Effective Date.

     8. AROC agrees to comply with all lease provisions, laws and regulations goveming the operation of such wells, including those lease provisions, laws, and regulations goveming plugging and abandoning of wells and restoration of lease and to indemnify KTOC against any loss or damage associated with a violation of such lease provision, laws, or regulations, which occurs after the Date of Sale.


     9. Taxes for 1997, and all prior year's production taxes, personal property taxes, severance taxes and all other taxes attributable to the Property or production therefrom ("Taxes") will be paid by AROC.

     10. General Provisions.

     10.1 Notices. Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally or sent by certified mail, postage prepaid and retum receipt requested, addressed as follows:

     If to AROC:          American Rivers Oil Company - 700 East 9th Avenue -
                          Suite 106 - Denver, Colorado 80203.

     If to  KTOC:         Kariton  Terry - 700 East 9th  Avenue - Suite  106 -
                          Denver, Colorado 80203.

Either party may changes his/its address for purposes of this Agreement by giving written notice of such change.

     10.2 Choice of Law. This Agreement shall be govemed by and construed in accordance with the laws of the State of Colorado.

     10.3 Entire Aureement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or written, between the parties hereto with respect to this purchase and sale. Any modification of this Agreement shall be effective only if it is in writing and signed by both parties. No waiver of any of the provisions of this Agreement shall be deemed7 or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by both parties making the waiver.

     10.4 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable, or invalid.

     10.5 corporate authority. KTOC represents and warrants as of the date hereof that KTOC's execution and delivery of this Agreement to AROC and the carrying out of the provisions hereof have been duly authorized by KTOC's Board of Directors and further represents and warrants that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions thereof by KTOC will result in the breach of any state regulation, administrative or court order, nor will such compliance conflict with, or result in the breach of, any of the terms or conditions of KTOC's Articles of Incorporation or Bylaws, as amended, or any agreement or other instrument to which KTOC is a party, or by which KTOC is or may be bound, or constitute an event of default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

     10.6 Attornev's Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attomeys' fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attomeys' fees shall be included as part of such judgment.

     10.7 counterparts The Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS HEREOF, this Agreement is executed and made effective as of the date herein stated, and may be executed in counterpart.

ATTEST:                                   KARLTON TERRY OIL COMPANY


/s/  Pam Holley                           /s/  Karlton Terry
----------------------------              --------------------------------------
                                          Karlton Terry, President



ATTEST:                                   AMERICAN RIVERS OIL COMPANY


/s/  Pam Holley                           /s/  Richard E. Westerberg
----------------------------              --------------------------------------
                                          Richard E. Westerberg

                                    EXHIBIT A
                               SISTERSVILLE LEASE

     That particular segment of the Ohio River bed running from Mile Point 133 to Mile Point 144, encompassing approximately 1,690 acres excluding, however, all islands located in Wetzel and Tyler Counties, West Virginia, all as shown on the attached location maps which are made a part hereof and hereinafter known and referred to as the demised premises map exhibit. It is understood, however, that the acreage figure and the location map are approximate.

     KTOC's right, title and interest in, under or derived from any and all presently existing contracts affecting the above-described lease, including agreements for the sale or purchase of oil, gas and associated hydrocarbons, processing agreements, and all other contracts and agreements arising out of, connected with, or attributable to the production from said lease.

     KTOC's rights, title and interest in and to all personal property, equipment, fixtures, improvements, easements, permits, licenses, surface rights, whether situated upon or used or useful in connection with the lease, for the production, treating, storing, transporting, or marketing of oil, gas and other hydrocarbons including the wells and facilities located on the iease, effective upon receipt of any necessary concurrence or approval by a third party, or are otherwise required by the interest assigned. All of said properties are intended to be, and are hereby sold on an "as is" basis. Assignor makes no warranty, express or implied as to the merchantability or fitness for use of such personal property.

     SOURCE OF TITLE:

     Being a portion of the same property transferred and conveyed to KARLTON TERRY OIL COMPANY by STATE OF WEST VIRGINIA by Oil and Gas Lease dated the 17th day of July 1991, and recorded in Oil and Gas Book 74A at pages 62 through 77 in the Office of the Clerk of the County Commission of Wetzel County and recorded in Oil and Gas Book 291 at page 482 in the Offfice of the Clerk of the Tyler County Commission.

     The Property shall further include all wells (producing, non-producing, injection and disposal wells), all of the personal property, fixtures, equipment, casing and tubing, compressors, pipelines, meters, production, gathering, treating, processing, compression, dehydration, salt water disposal wells and facilities, and pipeline equipment and facilities, gathering systems, drip facilities, tanks, machinery, equipment, tools, dies, vessels, and other facilities; and all contracts, commitments, agreements, farmouts, operating agreements, joint operating agreements, division orders, production sales contracts, gas processing contracts, surface leases, easements, rights-of-way, and any and all other real and personal property or fixtures relating to, used, useful, or held for use, whether on or off the premises, in connection with the Property, and the oil and gas well.

Known as the Ohio River #1 Unit

Working Interest          50%                 Net Revenue Interest        40%